FOR IMMEDIATE RELEASE	for Additional Information Contact

June 17, 2002	Philip Lundquist, Chairman Stephen Brisker, President/CEO Halifax International, Inc.

Atlanta, Georgia (404) 816-6100

HALIFAX TO BEGIN DISTRIBUTION OF PRE-PAID SERVICES
THROUGH POINT OF SALE TERMINALS

Atlanta, GA, June 17, 2002, — Halifax International, Inc. (OTCBB: HFAX), today announced the signing of a contract with a major wireless distribution company for the placement of point of sale terminals in up to 500 distribution locations, throughout the United States. The point of sale terminals will allow consumers to purchase wireless, prepaid long distance as well as other products and services and will eliminate the need for merchants to maintain inventories of prepaid cards. Installation of the terminals is scheduled to begin immediately. Halifax will be the operator of the project through one of its wholly owned subsidiaries.

Halifax also announced it has received a funding commitment from a private investment group. As part of the transaction, Halifax granted stock options to purchase shares of its common stock to the investors.

Halifax International is a distribution, marketing and technology development company with offices in Atlanta, GA, Houston, TX and Tokyo, Japan.

According to Steve Brisker, President/CEO of Halifax International, Inc. “Consumer appetite for prepaid products and services is exploding worldwide. Halifax has developed partnerships with major distribution companies to deliver these products to markets throughout the United States and emerging markets worldwide.”

Halifax Chairman, Philip Lundquist stated, “We have researched this opportunity for more than three years, recently concluding a successful beta test that has confirmed the results of our work. Halifax expects to place thousands of POS units in many domestic markets over the next eighteen months, before we expand to international markets.”

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see Halifax International’s 2001 annual report on Form 10-K and other SEC reports.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future results. Forward-looking statements are subject to risks and uncertainties outside Halifax International’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see Halifiax’s 2001 annual report on Form 10-K and other SEC reports.

SIGNATURES

     In accordance with the requirements of the Exchange Act, the registration caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Halifax International, Inc.

Date:	July 17, 2002	By:	/s/ Stephen E. Brisker

Stephen E. Brisker
President, CEO, and Director

Date:	July 17, 2002	By:	/s/ Philip E. Lundquist

Philip E. Lundquist
Secretary/Treasurer and Director